Exhibit 99.1

News

Bausch & Lomb Obtains Additional Bank Waivers, Announces Consent
Solicitation on Public Debt and Updates Financial Projections

FOR RELEASE WEDNESDAY, JANUARY 31, 2007

ROCHESTER, N.Y. — Bausch & Lomb (NYSE:BOL) today filed a Form 8-K with the United States Securities and Exchange Commission (SEC) that provided information concerning its outstanding bank and public debt, and provided updated information concerning its expectations for 2006 and 2007 financial performance.

Company Obtains Additional Bank Waivers

On January 26, 2007, the Company amended the letter waivers (the “Letter Waivers”) in connection with its $400 Million Five Year Revolving Credit Agreement, dated July 26, 2005 (the “U.S. Credit Agreement”) and the five-year $375 million term loan agreement, dated November 29, 2005 in favor of Bausch & Lomb B.V. and guaranteed by the Company (the “Term Loan Agreement”).  The amended Letter Waivers take effect on January 31, 2007, the termination date of currently existing waivers, and extend the termination date to April 30, 2007.  The waivers would terminate if, prior to April 30, 2007, there were to be a final determination to delist the Company’s securities from the New York Stock Exchange (the “NYSE”).  Bausch & Lomb currently has a trading extension from the NYSE through March 1, 2007, subject to the Company’s anticipated filing of its delayed Annual Report on Form 10-K for 2005, which filing the Company believes is imminent as noted below, and to review by the NYSE.  Further information concerning the bank waivers and the extension is detailed in the Form 8-K.

Company Seeking Consents from Public Bondholders

On January 30, 2007, the Company announced a solicitation of consents with respect to four issues of its outstanding debt and two additional issues of its outstanding convertible debt.  The solicitations are seeking, for a fee, permission from the holders for amendments to the indenture applicable to each series of notes that would, among other things, extend until April 30, 2007 the Company’s deadline to file periodic reports with the SEC and to deliver compliance certificates to the Trustee under each indenture.  Holders of the notes have until February 6, 2007 to provide their consent. Details concerning the consent solicitation can also be found in the Form 8-K.

Company Comments on 2006 and 2007 Financial Performance Expectations

Bausch & Lomb’s prior guidance for 2006 called for sales at the lower end of a range between $2.325 billion and $2.4 billion, and income before income taxes and minority interest between $70 million and $80 million.

The Company currently expects to report sales of approximately $2.295 billion.  As compared to the original range of estimates, these lowered expectations reflect the slower than anticipated rate of recovery of the Company’s contact lens and lens care businesses in Asia following the recall of MoistureLoc contact lens solution early in 2006, as well as slower than anticipated growth in the U.S. contact lens market.

Bausch & Lomb noted that it currently expects to report full-year 2006 income before income taxes and minority interest of approximately $74 million, which is within the range of previous guidance.  The Company continues to expect 2006 cash flow from operating activities to be essentially offset by capital spending.

There can be no assurance that these preliminary, unaudited estimates will not differ, including materially, when the Company issues its 2006 financial statements.

The Company is in the process of finalizing the calculation of its effective income tax rate and, as a result, is not yet able to estimate 2006 net earnings or earnings per share.  However, as previously disclosed in Forms 12b-25 and 8-K dated August 8, 2006, the Company expects that (1) its U.S. operations will be unprofitable in 2006, as a result of lower lens care sales and costs associated with the MoistureLoc recall; (2) no tax benefit will be recorded on U.S. operations as a result of the determination of the need for a valuation allowance that will be recorded in 2005 on deferred tax assets; and (3) its effective tax rate in 2006 and beyond could differ materially from historical levels and prior expectations.

Bausch & Lomb continues to project 2007 sales at the lower end of its previously communicated range of $2.5 billion to $2.625 billion, and income before income taxes and minority interest at the lower end of its previously communicated range of $220 million to $270 million.  Those projections do not reflect any earnings benefit associated with the anticipated reversal of interest and penalties associated with a previously recorded Brazilian tax assessment. Bausch & Lomb has applied for, and expects to be granted, amnesty from the state government of Sao Paulo as to a portion of the penalties and interest associated with one such assessment that was recorded as part of the financial restatement.  The Company expects to reverse approximately $20 million of penalties and interest when it receives formal notification of cancellation by the state government of Sao Paulo.  The Company indicated that its projections for 2006 and 2007 are subject to the risk factors contained in the Company’s consent solicitation statement filed with today’s Form 8-K as well as those noted below.

The Company is currently working to finalize and file its delayed Annual Report on Form 10-K for 2005, which filing it believes is imminent.  Following that filing, the Company will work to complete its Quarterly Reports on Form 10-Q for the third quarter of 2005 and the first three quarters of 2006, and its Annual Report on Form 10-K for 2006.  At this time, the Company intends to first complete and file its 2006 Form 10-K, followed by the outstanding quarterly filings.  While the Company is working diligently to complete those filings, there can be no assurance as to when it will be current in its reporting obligations.  In any event, the Company intends to provide investors with preliminary unaudited information about the results of 2006 operations around the end of February 2007.

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News Media Contact:

Barbara M. Kelley

585.338.5386

bkelley@bausch.com

Investor Relations Contact:

Daniel L. Ritz

585.338.5802

dritz@bausch.com

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning the ability of the Company and the parties with which it contracts to develop and introduce products successfully as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to filings on Form 8-K and on Form 12b-25, each dated November 9, 2006 and in Exhibit 99.2 of Form 8-K, dated January 31, 2007.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world.  Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products.  The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world.  Founded in 1853, the Company is headquartered in Rochester, New York, and employs approximately 13,000 people worldwide.  Its products are available in more than 100 countries.  More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.